UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2012

HARBINGER GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	1-4219	74-1339132
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Park Avenue, 27th Floor, New York, New York	10022

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 906-8555

_______________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2012, Harbinger Group Inc. (the “Company”) issued a press release announcing that it had appointed Mr. Thomas A. Williams as its Chief Financial Officer and Executive Vice President, effective as of March 5, 2012.

Mr. Williams, age 52, served as President and Chief Executive Officer of RDA Holding Co. (“RDA Holding”) and its subsidiary Reader’s Digest Association, Inc. (“Reader’s Digest”) from April 2011 until September 2011.  He was also a member of RDA Holding’s board of directors and its executive committee from May 2011 until September 2011.  Previously, Mr. Williams had served as RDA Holding’s and Reader’s Digest’s Chief Financial Officer since February 2009.  Before joining RDA Holding and Reader’s Digest, Mr. Williams served as Executive Vice President & Chief Financial Officer for Affinion Group Holdings, Inc. from January 2007 until February 2009.  Previously, Mr. Williams spent more than 21 years with AT&T, Inc., where he held a progression of senior financial and officer positions including Chief Financial Officer of AT&T Networks.

On February 24, 2012, the Company entered into an employment agreement with Mr. Williams as its Chief Financial Officer and Executive Vice President, effective as of March 5, 2012 (the “Effective Date”). The employment agreement will have an initial term of one year from the Effective Date until March 5, 2013. The employment agreement will automatically renew on March 5, 2013 until October 1, 2013 and on each anniversary thereafter for a one year period, unless either party gives the other written notice of termination at least 90 days prior to the end of the then current term of the employment agreement.

Mr. Williams’ annual base salary will initially be $500,000. Within 90 days following the Effective Date, Mr. Williams will be granted 50,000 shares of restricted stock or restricted stock units and nonqualified stock options to purchase 140,000 shares of the Company’s common stock (collectively, the “Initial Equity Grant”). The restricted stock or restricted stock units will vest and the restrictions will lapse on the third anniversary of the Effective Date and the option awards will vest one-third per year on the first, second and third anniversaries of the Effective Date. Mr. Williams will also be eligible for an annual bonus comprised of a mix of cash and equity with a target of $1,000,000 (and such actual bonus may be lower or higher based on performance).

If during the term of the employment agreement, the Company terminates Mr. Williams’ employment without “Cause” or if Mr. Williams terminates his employment for “Good Reason” (including upon a Company initiated nonrenewal of the term so long as he provides services through the end of the then current term and separates thereafter), subject to receiving a signed separation agreement and general release of claims from Mr. Williams, the Company shall pay or provide Mr. Williams with (i) his base salary for twelve months in continuing installments, (ii) the Initial Equity Grant shall vest on a pro-rata basis based on the length of time elapsed (calculated as if Mr. Williams worked through the end of the term), (iii) payment of any non-deferred portion of the annual bonus for the prior year which was earned but unpaid, (iv) payment of 50% of the unpaid deferred cash portion, if any and vesting of 50% of the unvested equity portion, if any, of annual bonuses awarded for years prior to the year of termination, (v) eligibility for an annual bonus for the year of termination determined in accordance with the employment agreement, provided that (A) the cash portion of such bonus shall be paid and the equity portion of such bonus shall be granted on the same terms and at the same time as such grants are made to other senior executives of the Company, (B) Mr. Williams shall only be entitled to 50% of any deferred cash component of such annual bonus with such payment to be made within 74 days following the end of the Company’s fiscal year and (C) only 50% of the equity portion of such annual bonus will be granted and such equity grant will be fully vested on the date of grant, and

(vi) continued medical and dental benefits for a twelve (12) month period, subject to Mr. Williams’ payment for the cost of such benefits as if he remained an active employee. In addition, the Company shall pay Mr. Williams any accrued but unpaid base salary and vacation time and any properly incurred but unreimbursed business expenses.

Mr. Williams is also subject to certain non-competition restrictions for six (6) months post termination of employment and certain non-solicitation restrictions for eighteen (18) months post termination of employment, as well as perpetual confidentiality provisions. Mr. Williams is subject to a perpetual non-disparagement covenant and subject to Mr. Williams signing a release, the non-disparagement covenant will be mutual.

The foregoing summary of Mr. Williams’ employment agreement does not purport to be complete and is qualified in its entirety by reference to its text, which will be filed as an exhibit to the Company’s next periodic report on Form 10-Q.  Interested parties should read that document in their entirety.  The foregoing summary of the aforementioned press release does not purport to be complete and is qualified in its entirety by reference to its text, which is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release of Harbinger Group Inc.

SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARBINGER GROUP INC.
Date: February 27, 2012	By:	/s/ Omar M. Asali
		Name:	Omar M. Asali
		Title:	President